Exhibit 10.1

Via email
December 15, 2017

Thomas C. Varvaro

RE:
Transition and Separation Agreement

Dear Tom,

This letter sets forth the terms and conditions of our agreement (“Agreement”) regarding the separation of your employment with ChromaDex Corporation and its subsidiaries, including Chromadex, Inc. (collectively, the “Company”), and the transition services you will provide. This Agreement will become effective on the Effective Date as defined in Section 10 herein. Capitalized terms that are used in this Agreement, but not defined herein, shall have the meanings ascribed to them in the Amended and Restated Employment Agreement between you and the Company, dated April 10, 2010 (the “Employment Agreement”).

You and the Company hereby agree as follows:

1.           Separation. You resign your employment with the Company effective January 19, 2018 (the “Separation Date”) and the Company accepts your resignation on such date. You agree that (i) you have used vacation days/paid time off for every business day from November 28, 2017 through and on the date hereof, and (ii) you will continue to use vacation days/paid time off for every business day from the date hereof through the Separation Date, such that you will have no accrued vacation days/paid time off immediately following the Separation Date.

2.           Transition Period and Post-employment Consulting. You will continue to serve through the Separation Date in your current capacity of Senior Vice President, Finance reporting to the Company’s Chief Financial Officer (“CFO”) with your primary responsibility being to execute such transitional projects and services as assigned by the CFO (the “Transition Period”). During the Transition Period, you shall continue to be paid your current base salary and you shall remain enrolled in such of the Company’s benefits plans as you are currently enrolled. Immediately following the Transition Period, for a period of three months, you agree to consult with and provide information to and/or answer inquiries from the Company with respect to issues relevant to the Company’s financial operations, accounting, and financial reporting for up to three days per month, and up to a maximum of 24 hours per month, upon the Company’s specific request at such times that do not unreasonably interfere with your employment with a new employer. The Company agrees to instruct its executive officers and the members of its Board of Directors not to provide you any material non-public information regarding the Company or any of its subsidiaries during the period following the Transition Period absent your prior written consent.

3.           Separation Benefits. In accordance with section 7(e) of the Employment Agreement, which is hereby amended to specify the timing for when you must execute the waiver and release of claims contained herein, in exchange for your covenants and releases herein, provided that you sign this Agreement not later than 21 days after it is delivered to you and this Agreement becomes effective as specified in Section 10 below, and provided that you sign the “Closing Release” attached hereto as Exhibit A on the Separation Date or within 21 days thereafter and permit it to become effective as specified therein, the Company will provide you with the following separation benefits.

(a)           Base Salary Continuation. The Company will provide you with continuation of your current base salary for a period of twenty-four (24) months (the “Base Salary Payments”). In accordance with section 9(i) of the Employment Agreement, the Base Salary Payments, less required payroll deductions and tax withholdings, will commence on the first payroll pay date following the six-month anniversary of the Separation Date, and shall be paid in accordance with the Company’s payroll schedule then in effect. The first installment of the Base Salary Payments shall be a “catch up” payment to include the total amount that you would have received through such date if the Base Salary Payments had instead commenced on the first payroll pay date following the Separation Date.

(b)           Benefit Coverage. Provided that you timely elect COBRA medical and/or dental insurance continuation coverage, the Company will pay one hundred percent of the premium cost of such coverage for a period of twenty-four (24) months following the Separation Date, or until such time as you are no longer eligible for COBRA continuation coverage, whichever comes first. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on your behalf, the Company will pay you a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your payment of COBRA premiums. Additionally, for a period of twenty-four months following the Separation Date, the Company will provide you with or reimburse you for the cost of premiums for long-term disability and life insurance coverage consistent in value/benefits with the Company plans in which you are currently enrolled; provided that (i) such insurance reimbursements will commence on the first payroll date following the six-month anniversary of the Separation Date, and (ii) the first installment of such insurance reimbursement shall be a “catch up” payment to include the total amount that you would have received through such date if such insurance reimbursements had instead commenced on the first payroll pay date following the Separation Date.

(c)           Bonus. The Company will pay you an amount equal to the Maximum Annual Bonus for which you would have otherwise been eligible pursuant to the Employment Agreement had you remained in the employ of the Company through the point in time that would be necessary for you to be paid the full bonus with respect to employment during all of calendar year 2017 (the “2017 Bonus”). The 2017 Bonus will be paid not later than the Company’s first regularly scheduled payroll date following the six-month anniversary of the Separation Date.

(d)           Vesting of Stock. Any unvested portions of Company stock awards which are then outstanding and held by you shall, on the Effective Date of the Closing Release, accelerate and be immediately exercisable.

(e)           Vesting of Stock Options. All unvested options to purchase the common stock of the Company held by you shall vest as of the Effective Date of the Closing Release.

(f)           Tax Withholding. All compensation described in this Section 3 will be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes. The Company will withhold shares subject to outstanding restricted stock awards that become vested on the Effective Date of the Closing Release in order to satisfy its income and employment tax withholding requirements with respect to such stock awards. The Company makes no representation regarding the federal or state tax consequences of the compensation described in this Section 3. You understand and agree that the Company shall not be responsible for any tax liabilities, interest or penalties under state or federal law with respect to the compensation described in this Section 3. You will indemnify and hold the Company harmless as to any tax liabilities relating to or arising from your failure to properly report or pay taxes on the compensation described in this Section 3. You understand and agree that you will be responsible for the payment of any and all applicable state and federal taxes with respect to the compensation described in this Section 3 and shall indemnify and hold harmless the Company with respect to the payment of any and all such taxes. Regardless of the determination by any taxing authority as to the characterization of the payment, this Agreement shall not be invalidated as a result thereof since the Company and its attorneys are not guaranteeing or warranting any ultimate tax treatment of the sum paid.

(g)         Final Expense Report. You will have thirty (30) days from the Separation Date to submit a final expense report for business expenses incurred through the Separation Date, in such form as required by the Company’s standard practices and procedures. Reimbursement for any such approved expenses will be made to you within thirty (30) days after receipt of the expense report.

4.           Other Compensation and Benefits. Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, wages, reimbursement, severance, or benefits from the Company.

5.           Company Property.  You represent and confirm that no later than the Separation Date you will return to the Company all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, computer security access, files, business plans, notes, financial information, financial information, data, computer-recorded information, tangible property, including entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company; provided that i) you shall be permitted to retain copies of documents relating to the terms and conditions of your employment with the Company (for example, copies of Stock Option Agreements); ii) you shall be permitted to keep and use the Company-issued laptop and mobile phone during the period you provide post-employment consulting service to the Company; and iii) during the period you provide post-employment consulting service to the Company you shall be permitted by the Company to maintain and refer to certain compliance file materials until such time as the Company otherwise directs, provided that you shall not reproduce, copy, transmit, create back-ups, disclose, share, or use such material for any purpose other than as instructed by the Company in connection with consulting services requested by the Company.  You must comply with this Section 5 in order to receive the benefits specified in section 3 hereof.   After the period during which you provide post-employment consulting service to the Company, you may retain the Company-issued laptop, but only after all Company information has been deleted from such laptop.

6.           Confidentiality Obligations. You acknowledge the Employee Confidential Information and Invention Assignment Agreement between yourself and the Company dated of even date herewith (the “NDA”) attached hereto as Exhibit B. You represent that you have complied with and will continue to comply with the terms of the NDA, and you acknowledge that such representation is a material inducement to the Company to enter into this Agreement.

7.           Non-Disparagement; Inquiries. You shall not make any disparaging comments or statements about the Company, its services, its products, its work, the members of its Board of Directors, or executive management. The Company will follow its standard neutral reference policy in response to any inquiries regarding you from prospective employers, i.e., only dates of employment and position(s) held will be disclosed.  The Company’s executive officers and members of the Company’s Board of Directors, while employed by the Company or serving on the Company’s Board of Directors, as applicable, will not make any disparaging comments or statements about you or your work with the Company. Notwithstanding anything to the contrary contained herein if either you, the Company’s executive officers or members of the Company’s Board of Directors are required to provide testimony in any administrative or litigation proceeding, the providing of truthful testimony shall not be deemed to constitute a breach of this Section 7.

8.          Injunctive Relief. The parties agree that any remedy at law will be inadequate for any breach by you or the Company of the covenants under Sections 5, 6, and 7 of this Agreement and that each Party shall be entitled to an injunction both preliminary and final, and any other appropriate equitable relief to enforce his or its rights set forth in these Sections. Such remedies shall be cumulative and non-exclusive, being in addition to any and all other remedies either Party may have.

9.           Release of Claims.

(a)         General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Separation Benefits, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and known, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)            Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of your employment: (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company: (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, wrongful termination, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Equal Pay Act, the Illinois Minimum Wage Law, the California Family Rights Act (“CFRA”), the California Labor Code (as amended), the California Unruh Act, and the California Fair Employment and Housing Act (as amended).

(c)            Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law, including but not limited to the indemnification agreement dated as of December 13, 2016, by and between you and the Company, which remains in full force and effect subject to the terms and conditions set forth therein; (ii) any rights or claims which are not waivable as a matter of law; (iii) any claims for breach of this Agreement; and (iv) any rights or claims to coverage under insurance policies maintained by the Company for directors, executives, and/or officers. In addition, although nothing herein prevents you from filing a claim or charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or any other local, state, or federal agency, you hereby waive your right to receive any monetary or other benefits in connection with any such claim, charge or proceeding; provided however, that this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d)            Acknowledgements. You acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim; (iii) you have been given sufficient time  to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.

10.           ADEA Waiver. You knowingly and voluntarily waive and release any rights you may have under the ADEA (defined above). You also acknowledge that the consideration given for your releases in this Agreement is in addition to anything of value to which you were already entitled. You are advised by this writing that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days within which to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”). You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

11.           Section 1542 Waiver. In giving the applicable releases set forth herein, which include claims which may be unknown at present, you acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

12.           No Admissions. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

13.           Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in writing signed by you and the Chief Executive Officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

14.           Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

15.           Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

16.           Severability. If a court or arbitrator of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, the remaining terms and provisions hereof shall be unimpaired. Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

17.           Indemnification. You will indemnify and save harmless the Company from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made by you herein. The Company will indemnify and save harmless you from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made by it herein.

18.           Authorization. You and the Company warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that each of them are fully entitled and duly authorized to give their complete and final general release and discharge.

19.           Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

20.           Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.           Photocopies. A photocopy of this executed Agreement shall be as valid, binding, and effective as the original Agreement.

22.           Deadline. This offer shall remain open to you until 5:00 p.m. Pacific Standard Time on the twenty-first day following the delivery of this Agreement to you (the “Expiration Date”). If you have not signed and returned this Agreement to me by the Expiration Date, this offer will automatically lapse and be null and void.

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing below and returning the signed Agreement to me.

Rest of Page Intentionally Left Blank

Sincerely,

Chromadex Corporation

By:	/s/ Frank L. Jaksch, Jr.
Frank L. Jaksch, Jr.
Chief Executive Officer

Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions of this Agreement as stated above.

/s/ Thomas C. Varvaro	12/15/2017
Thomas C. Varvaro	Date

Exhibit A

CLOSING RELEASE AND WAIVER OF CLAIMS

DO NOT SIGN PRIOR TO THE SEPARATION DATE

TO BE SIGNED AND RETURNED ON THE SEPARATION DATE OR WITHIN 21 DAYS THEREAFTER

CLOSING RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR WITHIN 21 DAYS FOLLOWING THE SEPARATION DATE

In consideration of the payments and other benefits set forth in the Transition & Separation Agreement (the “Agreement”), to which this form is attached, I, Thomas C. Varvaro, hereby furnish ChromaDex Corporation and its subsidiaries, including Chromadex, Inc. (collectively, the “Company”), with the following release and waiver of claims (“Closing Release”).

General Release. In exchange for the consideration provided to me under the Agreement to which I would not otherwise be entitled, including but not limited to the Separation Benefits, I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and known, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Agreement (collectively, the “Released Claims”).

Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of my employment: (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company: (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, wrongful termination, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Equal Pay Act, the Illinois Minimum Wage Law, the California Family Rights Act (“CFRA”), the California Labor Code (as amended), the California Unruh Act, and the California Fair Employment and Housing Act (as amended).

Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law, including but not limited to the indemnification agreement by and between me and the Company, dated December 13, 2016, which remains in full force and effect subject to the terms and conditions set forth therein; (ii) any rights or claims which are not waivable as a matter of law; (iii) any claims for breach of this Agreement; and (iv) any rights or claims to coverage under insurance policies maintained by the Company for directors, executives, and/or officers. In addition, although nothing herein prevents me from filing a claim or charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or any other local, state, or federal agency, I hereby waive my right to receive any monetary or other benefits in connection with any such claim, charge or proceeding; provided however, that this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission. I represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

Acknowledgements. I acknowledge that (i) the consideration given to me in exchange for the waiver and release in this Closing Release is in addition to anything of value to which I was already entitled; (ii) that I have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already filed a claim; (iii) I have been given sufficient time  to consider this Closing Release and to consult an attorney or advisor of my choosing; and (iv) I am knowingly and voluntarily executing this Closing Release waiving and releasing any claims I may have as of the date I execute it.

ADEA Waiver. I knowingly and voluntarily waive and release any rights I may have under the ADEA (defined above). I acknowledge that the consideration given for my releases in this Closing Release is in addition to anything of value to which I was already entitled. I am advised by this writing that: (a) my waiver and release do not apply to any claims that may arise after I sign this Closing Release; (b) I should consult with an attorney prior to executing this Closing Release (and I have done so); (c) I have twenty-one (21) days within which to consider this Closing Release (although I may choose to voluntarily execute this Closing Release earlier); (d) I have seven (7) days following the execution of this Closing Release to revoke this Closing Release; and (e) this Closing Release will not be effective until the eighth day after I sign this Closing Release, provided I have not earlier revoked this Closing Release (the “Effective Date”). I will not be entitled to receive any of the benefits specified by this Closing Release unless and until it becomes effective.

Section 1542 Waiver. In giving the applicable releases set forth herein, which include claims which may be unknown at present, I acknowledge that I have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

I expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

I acknowledge my continuing obligations under Section 6 of the Agreement. I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date: ____________
By: ___________________________________
        Thomas C. Varvaro